                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                 -------------------------------------------

                                SCHEDULE 13G

                               (RULE 13d-102)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                            PURSUANT TO 13d-2(b).

                          (Amendment No.       )(1)
                                        ------

                                AUDIBLE, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                COMMON STOCK
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 05069A104
                     ----------------------------------
                              (CUSIP Number)


--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /x/ Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 05069A104             13G                       Page 2 of 15 Pages

-------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     KLEINER PERKINS CAUFIELD & BYERS VIII, L.P.,
     A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VIII") 77-0431351
-------------------------------------------------------------------------------
 2 CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP*                             (b)  /X/
-------------------------------------------------------------------------------
 3 SEC USE ONLY

-------------------------------------------------------------------------------
 4 CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
 NUMBER OF SHARES             5 SOLE VOTING POWER
 BENEFICIALLY                                                                 0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               6 SHARED VOTING POWER
 PERSON WITH                                                          1,789,694
                             --------------------------------------------------
                              7 SOLE DISPOSITIVE POWER
                                                                              0
                             --------------------------------------------------
                              8 SHARED DISPOSITIVE POWER
                                                                      1,789,694
-------------------------------------------------------------------------------
 9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                      1,789,694
-------------------------------------------------------------------------------
 10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    / /
-------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.0%
-------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON*
                                                                             PN
-------------------------------------------------------------------------------
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05069A104             13G                       Page 3 of 15 Pages

-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     KPCB VIII ASSOCIATES, L.P.,
     A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VIII ASSOCIATES") 94-3240818
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP*                             (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
 NUMBER OF SHARES              5  SOLE VOTING POWER
 BENEFICIALLY                                                                 0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING                6  SHARED VOTING POWER
 PERSON WITH                        1,893,280 shares of which 1,789,694 shares
                                    are directly held by KPCB VIII and 103,586
                                    shares are directly held by KPCB VIII
                                    Founders Fund, L.P., a California limited
                                    partnership ("KPCB VIII FF").  KPCB VIII
                                    Associates is the general partner of
                                    KPCB VIII and KPCB VIII FF.
                             --------------------------------------------------
                               7  SOLE DISPOSITIVE POWER
                                                                              0
                             --------------------------------------------------
                               8  SHARED DISPOSITIVE POWER
                                    1,893,280 shares of which 1,789,694 shares
                                    are directly held by KPCB VIII and 103,586
                                    shares are directly held by KPCB VIII FF.
                                    KPCB VIII Associates is the general partner
                                    of KPCB VIII and KPCB VIII FF.
-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      1,893,280
-------------------------------------------------------------------------------
 10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.4%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*
                                                                             PN
-------------------------------------------------------------------------------
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05069A104             13G                       Page 4 of 15 Pages

-------------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     BROOK H. BYERS
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP*                             (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
-------------------------------------------------------------------------------
 NUMBER OF SHARES              5  SOLE VOTING POWER
 BENEFICIALLY                                                                 0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING                6  SHARED VOTING POWER
 PERSON WITH                        1,941,823 shares of which 1,789,694 shares
                                    are directly held by KPCB VIII, 48,543
                                    shares are directly held by KPCB Information
                                    Sciences Zaibatsu Fund II, L.P., a
                                    California limited partnership
                                    ("KPCB ZF II"), and 103,586 shares
                                    are directly held by KPCB VIII FF.
                                    KPCB VIII Associates is the general partner
                                    of KPCB VIII and KPCB VIII FF.  KPCB VII
                                    Associates, L.P., a California limited
                                    partnership ("KPCB VII Associates"), is the
                                    general partner of KPCB ZF II.  Mr. Byers
                                    is a general partner of KPCB VIII
                                    Associates and KPCB VII Associates.
                                    Mr. Byers disclaims beneficial ownership of
                                    the shares held directly by KPCB VIII,
                                    KPCB VIII FF and KPCB ZF II.
                             --------------------------------------------------
                               7  SOLE DISPOSITIVE POWER
                                                                              0
                             --------------------------------------------------
                               8  SHARED DISPOSITIVE POWER
                                    1,941,823 shares of which 1,789,694 shares
                                    are directly held by KPCB VIII, 48,543
                                    shares are directly held by KPCB ZF II,
                                    and 103,586 shares are directly held by
                                    KPCB VIII FF.  KPCB VIII Associates is
                                    the general partner of KPCB VIII and KPCB
                                    VIII FF.  KPCB VII Associates is the
                                    general partner of KPCB ZF II.  Mr. Byers
                                    is a general partner of KPCB VIII Associates
                                    and KPCB VII Associates.  Mr. Byers
                                    disclaims beneficial ownership of the shares
                                    held directly by KPCB VIII, KPCB VIII FF and
                                    KPCB ZF II.
-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      1,941,823
-------------------------------------------------------------------------------
 10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.6%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*
                                                                             IN
-------------------------------------------------------------------------------
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05069A104             13G                       Page 5 of 15 Pages

-------------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     KEVIN R. COMPTON
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP*                             (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
-------------------------------------------------------------------------------
 NUMBER OF SHARES              5  SOLE VOTING POWER
 BENEFICIALLY                                                                 0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING                6  SHARED VOTING POWER
 PERSON WITH                        1,941,823 shares of which 1,789,694 shares
                                    are directly held by KPCB VIII, 48,543
                                    shares are directly held by KPCB ZF II, and
                                    103,586 shares are directly held by KPCB
                                    VIII FF.  KPCB VIII Associates is the
                                    general partner of KPCB VIII and KPCB
                                    VIII FF.  KPCB VII Associates is the
                                    general partner of KPCB ZF II.  Mr. Compton
                                    is a general partner of KPCB VIII Associates
                                    and KPCB VII Associates.  Mr. Compton
                                    disclaims beneficial ownership of the shares
                                    held directly by KPCB VIII, KPCB VIII FF and
                                    KPCB ZF II.
                             --------------------------------------------------
                               7  SOLE DISPOSITIVE POWER
                                                                              0
                             --------------------------------------------------
                               8  SHARED DISPOSITIVE POWER
                                    1,941,823 shares of which 1,789,694 shares
                                    are directly held by KPCB VIII, 48,543
                                    shares are directly held by KPCB ZF II,
                                    and 103,586 shares are directly held by
                                    KPCB VIII FF.  KPCB VIII Associates is
                                    the general partner of KPCB VIII and KPCB
                                    VIII FF.  KPCB VII Associates is the general
                                    partner of KPCB ZF II.  Mr. Compton is a
                                    general partner of KPCB VIII Associates and
                                    KPCB VII Associates.  Mr. Compton disclaims
                                    beneficial ownership of the shares held
                                    directly by KPCB VIII, KPCB VIII FF and
                                    KPCB ZF II.
-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      1,941,823
-------------------------------------------------------------------------------
 10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.6%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*
                                                                             IN
-------------------------------------------------------------------------------
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05069A104             13G                       Page 6 of 15 Pages

-------------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     L. JOHN DOERR
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP *                            (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
-------------------------------------------------------------------------------
 NUMBER OF SHARES              5  SOLE VOTING POWER
 BENEFICIALLY                                                                 0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING                6  SHARED VOTING POWER
 PERSON WITH                        1,941,823 shares of which 1,789,694 shares
                                    are directly held by KPCB VIII, 48,543
                                    shares are directly held by KPCB ZF II,
                                    and 103,586 shares are directly held by
                                    KPCB VIII FF.  KPCB VIII Associates is
                                    the general partner of KPCB VIII and
                                    KPCB VIII FF.  KPCB VII Associates is
                                    the general partner of KPCB ZF II.
                                    Mr. Doerr is a general partner of KPCB
                                    VIII Associates and KPCB VII Associates.
                                    Mr. Doerr disclaims beneficial ownership
                                    of the shares held directly by KPCB VIII,
                                    KPCB VIII FF and KPCB ZF II.
                             --------------------------------------------------
                               7  SOLE DISPOSITIVE POWER
                                                                              0
                             --------------------------------------------------
                               8  SHARED DISPOSITIVE POWER
                                    1,941,823 shares of which 1,789,694 shares
                                    are directly held by KPCB VIII, 48,543
                                    shares are directly held by KPCB ZF II,
                                    and 103,586 shares are directly held by
                                    KPCB VIII FF.  KPCB VIII Associates is
                                    the general partner of KPCB VIII and
                                    KPCB VIII FF.  KPCB VII Associates is
                                    the general partner of KPCB ZF II.
                                    Mr. Doerr is a general partner of KPCB
                                    VIII Associates and KPCB VII Associates.
                                    Mr. Doerr disclaims beneficial ownership
                                    of the shares held directly by KPCB VIII,
                                    KPCB VIII FF and KPCB ZF II.
-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      1,941,823
-------------------------------------------------------------------------------
 10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.6%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*
                                                                             IN
-------------------------------------------------------------------------------
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05069A104             13G                       Page 7 of 15 Pages

-------------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     WILLIAM R. HEARST III
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP*                             (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
-------------------------------------------------------------------------------
 NUMBER OF SHARES              5  SOLE VOTING POWER
 BENEFICIALLY                                                                 0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING                6  SHARED VOTING POWER
 PERSON WITH                        1,941,823 shares of which 1,789,694 shares
                                    are directly held by KPCB VIII, 48,543
                                    shares are directly held by KPCB ZF II,
                                    and 103,586 shares are directly held by
                                    KPCB VIII FF.  KPCB VIII Associates is
                                    the general partner of KPCB VIII and
                                    KPCB VIII FF.  KPCB VII Associates is the
                                    general partner of KPCB ZF II.  Mr. Hearst
                                    is a general partner of KPCB VIII Associates
                                    and KPCB VII Associates.  Mr. Hearst
                                    disclaims beneficial ownership of the
                                    shares held directly by KPCB VIII, KPCB
                                    VIII FF and KPCB ZF II.
                             --------------------------------------------------
                               7  SOLE DISPOSITIVE POWER
                                                                              0
                             --------------------------------------------------
                               8  SHARED DISPOSITIVE POWER
                                    1,941,823 shares of which 1,789,694 shares
                                    are directly held by KPCB VIII, 48,543
                                    shares are directly held by KPCB ZF II,
                                    and 103,586 shares are directly held by
                                    KPCB VIII FF.  KPCB VIII Associates is
                                    the general partner of KPCB VIII and
                                    KPCB VIII FF.  KPCB VII Associates is
                                    the general partner of KPCB ZF II.
                                    Mr. Hearst is a general partner of
                                    KPCB VIII Associates and KPCB VII
                                    Associates.  Mr. Hearst disclaims
                                    beneficial ownership of the shares
                                    held directly by KPCB VIII, KPCB
                                    VIII FF and KPCB ZF II.
-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      1,941,823
-------------------------------------------------------------------------------
 10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.6%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*
                                                                             IN
-------------------------------------------------------------------------------
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05069A104             13G                       Page 8 of 15 Pages

-------------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     VINOD KHOSLA
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP*                             (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
-------------------------------------------------------------------------------
 NUMBER OF SHARES              5  SOLE VOTING POWER
 BENEFICIALLY                                                                 0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING                6  SHARED VOTING POWER
 PERSON WITH                        1,941,823 shares of which 1,789,694 shares
                                    are directly held by KPCB VIII, 48,543
                                    shares are directly held by KPCB ZF II,
                                    and 103,586 shares are directly held by
                                    KPCB VIII FF.  KPCB VIII Associates is
                                    the general partner of KPCB VIII and KPCB
                                    VIII FF.  KPCB VII Associates is the general
                                    partner of KPCB ZF II.  Mr. Khosla is a
                                    general partner of KPCB VIII Associates
                                    and KPCB VII Associates.  Mr. Khosla
                                    disclaims beneficial ownership of the
                                    shares held directly by KPCB VIII,
                                    KPCB VIII FF and KPCB ZF II.
                             --------------------------------------------------
                               7  SOLE DISPOSITIVE POWER
                                                                              0
                             --------------------------------------------------
                               8  SHARED DISPOSITIVE POWER
                                    1,941,823 shares of which 1,789,694 shares
                                    are directly held by KPCB VIII, 48,543
                                    shares are directly held by KPCB ZF II,
                                    and 103,586 shares are directly held by
                                    KPCB VIII FF.  KPCB VIII Associates is
                                    the general partner of KPCB VIII and KPCB
                                    VIII FF.  KPCB VII Associates is the
                                    general partner of KPCB ZF II.
                                    Mr. Khosla is a general partner of
                                    KPCB VIII Associates and KPCB VII
                                    Associates.  Mr. Khosla disclaims beneficial
                                    ownership of the shares held directly
                                    by KPCB VIII, KPCB VIII FF and KPCB ZF II.
-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      1,941,823
-------------------------------------------------------------------------------
 10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.6%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*
                                                                             IN
-------------------------------------------------------------------------------
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05069A104             13G                       Page 9 of 15 Pages

-------------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     JOSEPH S. LACOB
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP*                             (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
-------------------------------------------------------------------------------
 NUMBER OF SHARES              5  SOLE VOTING POWER
 BENEFICIALLY                                                                 0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING                6  SHARED VOTING POWER
 PERSON WITH                        1,941,823 shares of which 1,789,694 shares
                                    are directly held by KPCB VIII, 48,543
                                    shares are directly held by KPCB ZF II,
                                    and 103,586 shares are directly held by
                                    KPCB VIII FF.  KPCB VIII Associates is the
                                    general partner of KPCB VIII and KPCB
                                    VIII FF.  KPCB VII Associates is the
                                    general partner of KPCB ZF II.  Mr. Lacob is
                                    a general partner of KPCB VIII Associates
                                    and KPCB VII Associates.  Mr. Lacob
                                    disclaims beneficial ownership of the
                                    shares held directly by KPCB VIII,
                                    KPCB VIII FF and KPCB ZF II.
                             --------------------------------------------------
                               7  SOLE DISPOSITIVE POWER
                                                                              0
                             --------------------------------------------------
                               8  SHARED DISPOSITIVE POWER
                                    1,941,823 shares of which 1,789,694 shares
                                    are directly held by KPCB VIII, 48,543
                                    shares are directly held by KPCB ZF II,
                                    and 103,586 shares are directly held by
                                    KPCB VIII FF.  KPCB VIII Associates is
                                    the general partner of KPCB VIII and KPCB
                                    VIII FF.  KPCB VII Associates is the
                                    general partner of KPCB ZF II.  Mr. Lacob
                                    is a general partner of KPCB VIII Associates
                                    and KPCB VII Associates.  Mr. Lacob
                                    disclaims beneficial ownership of the shares
                                    held directly by KPCB VIII, KPCB VIII FF
                                    and KPCB ZF II.
-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      1,941,823
-------------------------------------------------------------------------------
 10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.6%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*
                                                                             IN
-------------------------------------------------------------------------------
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05069A104             13G                       Page 10 of 15 Pages

-------------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     DOUGLAS J. MACKENZIE
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP*                             (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
-------------------------------------------------------------------------------
 NUMBER OF SHARES              5  SOLE VOTING POWER
 BENEFICIALLY                                                                 0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING                6  SHARED VOTING POWER
 PERSON WITH                        1,941,823 shares of which 1,789,694 shares
                                    are directly held by KPCB VIII, 48,543
                                    shares are directly held by KPCB ZF II,
                                    and 103,586 shares are directly held by
                                    KPCB VIII FF.  KPCB VIII Associates is
                                    the general partner of KPCB VIII and
                                    KPCB VIII FF.  KPCB VII Associates is
                                    the general partner of KPCB ZF II.
                                    Mr. Mackenzie is a general partner of
                                    KPCB VIII Associates and KPCB VII
                                    Associates.  Mr. Mackenzie disclaims
                                    beneficial ownership of the shares
                                    held directly by KPCB VIII, KPCB
                                    VIII FF and KPCB ZF II.
                             --------------------------------------------------
                               7  SOLE DISPOSITIVE POWER
                                                                              0
                             --------------------------------------------------
                               8  SHARED DISPOSITIVE POWER
                                    1,941,823 shares of which 1,789,694 shares
                                    are directly held by KPCB VIII, 48,543
                                    shares are directly held by KPCB ZF II,
                                    and 103,586 shares are directly held by
                                    KPCB VIII FF.  KPCB VIII Associates is
                                    the general partner of KPCB VIII and
                                    KPCB VIII FF.  KPCB VII Associates is
                                    the general partner of KPCB ZF II.
                                    Mr. Mackenzie is a general partner of
                                    KPCB VIII Associates and KPCB VII
                                    Associates.  Mr. Mackenzie disclaims
                                    beneficial ownership of the shares
                                    held directly by KPCB VIII, KPCB
                                    VIII FF and KPCB ZF II.
-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      1,941,823
-------------------------------------------------------------------------------
 10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.6%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*
                                                                             IN
-------------------------------------------------------------------------------
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

     ITEM 1(a)       NAME OF ISSUER:

                     Audible, Inc.

     ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     65 Willowbrook Blvd.
                     Wayne, NJ 07470

   ITEM 2(a)-(c)     NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:

                     This statement is being filed by KPCB VIII Associates whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB VIII Associates are set forth on Exhibit B hereto. In addition, certain general partners of KPCB VIII Associates are also general partners of KPCB VII Associates.

                     KPCB VIII Associates is general partner to KPCB VIII and KPCB VIII FF. KPCB VII Associates is general partner to KPCB ZF II.

     ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(e)       CUSIP NUMBER:

                     05069A104

      ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See rows 5-11 of cover pages.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not Applicable

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Under certain circumstances set forth in the limited partnership agreements of KPCB VIII, KPCB VIII FF and KPCB ZF II, the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of Audible, Inc. held by such entity. No such partner's rights relate to more than five percent of the class.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 14, 2000

BROOK H. BYERS                         KPCB VIII ASSOCIATES, L.P., A
KEVIN R. COMPTON                       CALIFORNIA LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
JOSEPH S. LACOB
DOUGLAS J. MACKENZIE

Signature: /s/ Michael S. Curry        Signature:    /s/ Brook H. Byers
           ------------------------                  --------------------------
           Michael S. Curry                          Brook H. Byers
           Attorney-in-Fact                          A General Partner

                                       KLEINER PERKINS CAUFIELD & BYERS
                                       VIII, L.P., A CALIFORNIA LIMITED
                                       PARTNERSHIP

                                       By KPCB VIII Associates, L.P., a
                                       California Limited Partnership, its
                                       General Partner


                                       Signature:    /s/ Brook H. Byers
                                                     --------------------------
                                                     Brook H. Byers
                                                     A General Partner

                                  EXHIBIT INDEX

                                                                  FOUND ON
                                                                 SEQUENTIALLY
EXHIBIT                                                         NUMBERED PAGE
-------                                                         -------------

Exhibit A:  Agreement of Joint Filing                                 14

Exhibit B:  List of General Partners of KPCB VIII Associates          15

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 14, 2000, containing the information required by Schedule 13G, for the Shares of Audible, Inc., held by Kleiner Perkins Caufield & Byers VIII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date:      February 14, 2000

BROOK H. BYERS                         KPCB VIII ASSOCIATES, L.P., A
KEVIN R. COMPTON                       CALIFORNIA LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
JOSEPH S. LACOB
DOUGLAS J. MACKENZIE

Signature:  /s/ Michael S. Curry       Signature:    /s/ Brook H. Byers
            ------------------------                 ---------------------------
            Michael S. Curry                         A General Partner
            Attorney-in-Fact
                                       KLEINER PERKINS CAUFIELD & BYERS
                                       VIII, L.P., A CALIFORNIA LIMITED
                                       PARTNERSHIP

                                       By KPCB VIII Associates, L.P., a
                                       California Limited Partnership, its
                                       General Partner



                                       Signature:    /s/ Brook H. Byers
                                                     ---------------------------
                                                     Brook H. Byers
                                                     A General Partner

                                    EXHIBIT B

                               GENERAL PARTNERS OF
             KPCB VIII ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP

         Set forth below, with respect to each general partner of KPCB VIII Associates, is the following: (a) name; (b) business address; and (c) citizenship.

1.   (a) Brook H. Byers*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

2.   (a) Kevin R. Compton*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

3.   (a) L. John Doerr*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

4.   (a) William R. Hearst III*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

5.   (a) Vinod Khosla*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

6.   (a) Joseph S. Lacob*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

7.   (a) Douglas J. Mackenzie*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

* Listed individual is also a general partner of KPCB VII Associates, L.P., a California limited partnership.